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This is a form of a material change report required under Section 85(1) of the
Securities Act and Section 151 of the Securities Rules.


                                     FORM 27

                                 Securities Act


              MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT


NOTE: This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE: Every report required to be filed under Section 85(1) of the Act shall be sent to the Commission in an envelope addressed to the Commission and marked "Continuous Disclosure".

NOTE: WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS "CONFIDENTIAL -
                  SECTION 85", AND EVERYTHING THAT IS REQUIRED TO BE FILED SHALL BE PLACED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED "CONFIDENTIAL".

Item 1.           Reporting Issuer

                  WSI Interactive Corp.

Item 2.           Date of Material Change

                  March 22, 2000

Item 3.           Press Release

                  The press release was issued on March 22, 2000 and disseminated through Canada News Wire and BC Emergis.

Item 4.           Summary of Material Change

                  WSi Interactive Corporation is pleased to announce that it has taken a 25 per cent interest in Flashcandy.com

Item 5.           Full Description of Material Change

                  WSi Interactive Corporation is pleased to announce that it has taken a 25 per cent interest in Flashcandy.com (www.flashcandy.com). Flashcandy.com is an on-line greetings card company with rich media and unique sound-animated cards suitable
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                  for all occasions. The site will have appeal across all
                  demographic segments. Similar online greeting card companies are: Bluemountain.com, which sold last year to Excite @Home (Nasdaq:ATHM) for a value of $780 million US, and Egreetings Network (Nasdaq:EGRT).

                  Under the agreement WSi will be taking an active role in the creative development and management of the site. Flashcandy.com cards are all original and are being developed by creative teams which includes individuals who have worked previously on Disney animation projects. Petra Dueck, WSi's creative director for the project says, "The creative development and execution going into Flashcandy.com is superior to anything else that is currently on the Internet".

                  Flashcandy.com, with its head office in Las Vegas, Nevada, will allow WSi to further lever the investments it has made in proprietary software and broadband, convergence technologies to stream the cards to recipients.

                  Taking a position in Flashcandy.com is another strategic step for WSi as it rapidly moves forward with its plan of increasing assets and revenues through the development and acquisition of successful Internet businesses.

Item 6.           Reliance on Section 85(2) of the Act

                  Nothing in this form is required to be maintained on a confidential basis.

Item 7.           Omitted Information

                  Not applicable.

Item 8.           Senior Officer

                  James L. Harris, Secretary

                  Telephone No. (604) 609-3068

Item 9.           Statement of Senior Officer

                  The foregoing accurately discloses the material change referred to herein.


Dated this 22nd day of March, 2000 at Vancouver, BC
                                                           WSI Interactive Corp.


                                                         By: "James L. Harris"
                                                            -------------------
                                                             James L. Harris

                                                         Secretary
                                                        -----------------------
                                                         (Official Capacity)